                      LUTHER MEDICAL PRODUCTS, INC. TO BE
                         ACQUIRED BY BECTON DICKINSON

  Luther Medical Products, Inc. (NASDAQ: LUTH) today announced they have signed a definitive agreement with Becton Dickinson and Company (NYSE: BDX), providing for Becton Dickinson to acquire Luther Medical for a purchase price of approximately $16.3 million. Luther Medical is a Tustin, California-based designer and manufacturer of intra-vascular catheters and split, peel-away needles.

  The Merger Agreement calls for Becton Dickinson to pay $4.62 per share for each of Luther Medical's outstanding shares of common stock. Outstanding options and warrants would receive the difference between $4.62 and their per share exercise price.

  Commenting on the Merger, David Rollo, Chief Executive Officer and Chairman of the Board of Directors of Luther Medical, noted that "Luther Medical has a strong technology base and clinical focus. With the help of our distribution network, we have established Luther Medical as a leader in a number of the market segments in which the company operates."

  Dr. Robert Adrion, President of Becton Dickinson's Worldwide Infusion Therapy business, stated that "the Luther and Becton Dickinson businesses are complementary in technology and market presence. Luther's extensive intellectual property portfolio will enhance Becton's ability to continue to offer innovative health care solutions to global customers. Additionally, Luther's presence in the alternate site market creates a strong growth opportunity for Becton's Extended Dwell Catheter business."

  The proposed merger is subject to approval from a majority of Luther Medical shareholders, among other conditions. Closing of the transaction is currently scheduled for January 1999.

  This news release contains forward-looking statements including statements concerning the projected impact of the proposed merger. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and continued downward pressure on prices; market acceptance issues, including the failure of new products to generate anticipated sales levels; difficulties or delays in receiving required governmental or regulatory approvals; the cost and effect of legal and administrative proceedings; and the other risk factors reported in Luther Medical's or Becton Dickinson's filings with the Securities and Exchange Commission.

                                     # # #